Exhibit 4.200

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into this 19th day of November, 1998, by and between DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., a Delaware corporation (“Company”), and HARRIS TRUST AND SAVINGS BANK (“Rights Agent”).

RECITALS:

A.        The Company and the Rights Agent entered into that certain Rights Agreement dated July 23, 1998 (the “Rights Agreement”); and

B.        The Company believes that the Group may have inadvertently become an Acquiring Person under the Rights Agreement; and

C.        As a result, the Company and the Rights Agent desire to amend the Rights Agreement as provided herein.

NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

1.         Recitals. The recitals set forth hereinabove are hereby incorporated herein by this reference with the same force and effect as if fully hereinafter set forth.

2.         Capitalized Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Rights Agreement.

3.         Acquiring Person. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement shall be amended by deleting the third sentence of such Section and replacing it with the following:

“'Group Percentage' means 24% of the outstanding Common Shares as they exist from time to time; provided, however, that if at any time the Group is the Beneficial Owner of less than 15% of the outstanding Common Shares, the immediately preceding sentence shall be deemed to be deleted from this Agreement and the Group shall be subject to the first sentence of this Section 1(a).”

As of this date of this Amendment, the Group Percentage would be equal to 5,790,013 Common Shares.

4.         Effect of Amendment. Notwithstanding the date this Amendment is executed, this Amendment shall be deemed effective the date in which the Group inadvertently became an Acquiring Person. Except as specifically amended hereby, the Rights Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment as of the day and year first written above.

COMPANY:

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

ATTEST:

_________________________	By: ________________________________________
Stephen W. Ray	Steven B. Hildebrand
Secretary	Vice President and Chief Financial Officer

RIGHTS AGENT:

HARRIS TRUST AND SAVINGS BANK

ATTEST:

_________________________	By: _______________________________________
Name: _________________________________
Title: __________________________________